UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): July 10, 2009

001-33635

(Commission file number)

CARDIUM THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0075787
(State of incorporation)	(IRS Employer Identification No.)

12255 El Camino Real, Suite 250 San Diego, California 92130	(858) 436-1000
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 10, 2009, Cardium Therapeutics, Inc. (the “Cardium”) and its wholly-owned subsidiary, InnerCool Therapies, Inc. (“InnerCool”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Philips Electronics North America Corporation (“Buyer”), a wholly-owned subsidiary of Royal Philips Electronics of the Netherlands. Under the Purchase Agreement, Buyer has agreed to purchase the business, assets and operations of Cardium’s InnerCool business (the “Business”). The asset purchase transaction for $11,250,000, as well as the transfer of approximately $1,500,000 in InnerCool trade payables, is described further below and in the Purchase Agreement.

The purchase price and cash consideration to be paid at closing are subject to a working capital adjustment and certain other adjustments. The Purchase Agreement contains representations and warranties, covenants and indemnification provisions, and at closing ten percent of the purchase price will be placed into escrow as security for such obligations, half of which escrow amount is scheduled to be released one year following closing and the remaining half is scheduled to be released eighteen months after closing.

Closing of the transaction is subject to several closing conditions, including obtaining all necessary consents and approvals and the delivery to Buyer of post-closing non-competition agreements by each of Cardium, Innercool, Cardium’s Chief Executive Officer, Christopher J. Reinhard, and Cardium’s Chief Business Officer, Tyler M. Dylan. Closing is anticipated to occur within three business days following the satisfaction of all such conditions.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the form of Purchase Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 8.01	OTHER EVENTS

On July 15, 2009, Cardium issued a press release announcing the transaction described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

10.1	Form of Asset Purchase Agreement dated July 10, 2009, by and among InnerCool Therapies, Inc., Cardium Therapeutics, Inc. and Philips Electronics North America Corporation.

99.1	Press Release of Cardium issued on July 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIUM THERAPEUTICS, INC.

Date: July 15, 2009	By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer